Exhibit 99.1

Champps Entertainment Announces Full Year and Fourth Quarter

Results for Fiscal 2006

Littleton, Colo. September 5, 2006 - Champps Entertainment, Inc. (Nasdaq GM:CMPP) today announced results for its fourth quarter and full year ending July 2, 2006.

Full Year 2006 Results

Total revenues for fiscal 2006 decreased 1.7% to $209.6 million, compared with revenues of $213.3 million for fiscal 2005. The reduction in revenue can be primarily attributed to lower comparable sales of 3.7% for the year1 and the additional week of sales reported in fiscal 2005 versus in fiscal 2006. This impact was partially offset by operating on average two more restaurants in fiscal 2006 compared to the prior year.

Net loss for fiscal 2006 was $1.6 million, or $0.12 per diluted share compared with a reported net loss of $0.2 million, or $0.02 per diluted share, in the previous year. Champps’ fiscal 2005 comparable results were positively impacted by the additional week of operations2, whereas fiscal 2006 year-end results were negatively impacted from the stock-based compensation costs associated with the implementation of SFAS 1233. Additionally, the Company’s results for both fiscal 2006 and 2005 included asset impairment charges and restaurant closings/disposals of $2.4 million and $4.0 million, respectively. Loss on discontinued operations, net of tax effects, totaled $2.9 million in fiscal 2006 and $2.0 million in fiscal 2005.

In May 2006, the Company closed three underperforming restaurants in the Houston, Texas and Toledo, Ohio areas which it believed necessary to improve future performance. As a result, these closures have been classified as discontinued operations for all periods presented.

“We are disappointed with our results,” noted Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer. “We know that we are being influenced by outside issues, however, it is our job to adjust and focus on increasing sales and cost controls.”

O’Donnell continued, “In the first half of fiscal 2006, we had gained confidence that our plan was the right one to get us back on track to better performance. However, late in the third quarter we began to lose sales momentum, and these conditions continued through the end of the year. Part of the deterioration clearly was triggered by a number of external macroeconomic factors, namely higher fuel and utility costs, rising interest rates, and overall lower consumer confidence which has dampened consumer spending levels. The restaurant industry, particularly the casual dining segment, appears to be significantly impacted by these factors and our 2006 plan did not adequately predict or address this drop-off.”

“We are now actively engaged in refining our strategy to counteract these factors and believe our best opportunity to do so is to intensify our focus on our initiatives, while we continue to further improve upon our overall execution. During fiscal 2006, we implemented a number of our initiatives, and continue to be encouraged that we will see future benefits of our hard work. We now have 14 general managers and three directors of operation on our new cash flow partnership bonus plan, and we expect to further expand participation throughout fiscal 2007. We rolled out our updated menu in April, which incorporated a number of changes from our test menu. Our specials continue to get rave reviews and increase as a percentage of menu mix. Finally, we just finished a “visioneering” process to define and communicate our foundational ideas, principles and stakeholder commitments with the help of an outside consultant which was presented to our general managers in August and is expected to be rolled system-wide over this next fiscal year along with enhanced training programs.”

[1]	Presented on a basis that excludes the extra week in fiscal 2005.

[2]	The sales impact of the extra week in fiscal 2005 was approximately $3.8 million.

[3]	We recorded $0.9 million of stock-based compensation and $0.3 million of restricted stock expenses in fiscal 2006 and $0.3 million of restricted stock expense in fiscal 2005.

Fourth Quarter 2006 Results

Total revenues for the fourth quarter decreased 4.8% to $50.0 million, compared with revenues of $52.5 million for the fourth quarter of our last fiscal year due to a decline in same store sales.

Net loss for the fourth quarter 2006 was $2.0 million, or $0.15 per diluted share compared to net loss of $0.5 million, or $0.04 per diluted share in the same quarter a year ago. This year’s fourth quarter included a loss from discontinued operations, net of tax effects, of $1.1 million compared to a $0.2 million loss in the same quarter last year.

Comparable same store sales decreased 5.5 percent for fourth quarter 2006 reflecting a comparable alcohol sales decrease of 3.2 percent and a comparable food sales decrease of 6.3 percent.

Total cost of sales and operating expenses increased to 89.2 percent of sales for the fourth quarter this year compared to 87.4 percent of sales for the same quarter last year, largely reflective of the impact of the lower comparable sales.

Product costs modestly increased to 28.7 percent of sales in the most recent quarter from 28.6 percent of sales compared to the fourth quarter of the last fiscal year, and labor costs increased to 33.1 percent of sales from 32.5 percent of sales for the same period last fiscal year. Other operating costs increased to 16.7 percent of sales in this year’s fourth quarter from 15.6 percent of sales in the same quarter last year.

Occupancy expense increased to 10.7 percent of sales versus 10.0 percent of sales in the fourth quarter of 2005 because of the effect of lower sales. Depreciation and amortization expense modestly increased to 5.2 percent of sales this year versus 5.1 percent of sales last year again due to the de-leveraging effect of lower average sales. Pre-opening expenses for the quarter were $26,000 compared to $356,000 for the same quarter in the prior year. No new restaurants were opened in the fourth quarter of fiscal 2006 while one new restaurant was opened in the fourth quarter of fiscal 2005.

General and administrative expenses for the fourth quarter were $4.2 million, or 8.4 percent of revenues, compared to $4.2 million, or 8.1 percent of revenues, in the comparable quarter last fiscal year. Higher legal costs, marketing related costs, and compensation expense for stock-based compensation resulting from adoption of a new accounting standard and the issuance of restricted stock awards was offset by reduced auditing / SOX 404 assessment costs and support staff levels.

Operating cash flow for the fourth quarter of fiscal 2006 was $2.7 million, after a reduction of $2.2 million due to spending related to closure and exit costs. During the quarter, the Company spent $3.2 million to purchase a previously closed restaurant from its original landlord, which Champps intends to resell.

During the fourth quarter of fiscal 2006, $0.5 million of Champps’ stock was repurchased under the previously announced $5 million share repurchase plan. To date, Champps has repurchased 91,480 shares at a cost of $0.7 million. In total, the Company ended the year with $9.4 million of cash, which is an increase of $6.7 million for the year. Currently, Champps has no outstanding credit facility borrowings, and improved net working capital by $9.1 million during fiscal 2006.

Dave Womack, Chief Financial Officer, commented, “Our capital expenditures for fiscal 2006 totaled only $4.5 million. While we do not expect to open any new restaurants in fiscal 2007, we do expect to return to modest growth in fiscal 2008. Our capital spending for fiscal 2007 is expected to be between $4 to $6 million, which is dependent on the level of new location capital spending related to fiscal 2008 openings that fall in that year.”

Previously Announced Management Changes

As previously announced, Rich Scanlan has stepped down as Chief Operating Officer of Champps, but will still remain with the Company as a director of operations / market partner overseeing our operations in the Illinois and Minnesota markets. Mike O’Donnell, Champps’ Chairman, President and CEO will be assuming the COO duties until such time as a replacement is found.

Webcast Information

The Company’s management will discuss the results of the fourth quarter 2006 on a conference call and simultaneous webcast on September 6, 2006, at 10:00 a.m. ET. To hear the call in a listen-only mode, participants must dial 800-947-6545 or 706-634-1745 (International) at least ten minutes prior to the start of the call and refer to conference identification number 4892393. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 4892393.

If unable to participate at the time of the call, the archived webcast can be accessed until October 6, 2006, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 4892393.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 50 and franchises/licenses 13 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; stock repurchase program; impairment charges and closing of restaurants; new menu and operating initiatives critical to improvement in same store sales, the absence of new store openings in fiscal 2007, modest growth in fiscal 2008 and future uses of cash for stock repurchases, exit costs and capital expenditures, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to successfully implement our strategic initiatives to improve same store sales; the ability to make and fund stock repurchases; the ability to successfully close or renegotiate lease terms for certain restaurants; the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences includes, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Fiscal Year Ended July 2, 2006 and July 3, 2005

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Revenue
Sales	$49,856	$52,298	$209,003	$212,668
Franchising and royalty, net	175	184	643	621

Total revenue	50,031	52,482	209,646	213,289

Costs and expenses
Cost of sales and operating expenses
Product costs	14,290	14,936	58,933	60,510
Labor costs	16,490	17,048	66,599	67,557
Other operating expense	8,347	8,169	32,572	31,276
Occupancy	5,312	5,217	21,222	20,376
Pre-opening expense	26	356	183	1,339
General and administrative expense	4,196	4,230	14,735	13,889
Depreciation and amortization	2,606	2,642	10,893	10,715
Severance	—	108	110	655
Asset impairment charges and restaurant closings/disposals	287	—	2,423	4,006
Other (income) expense	188	19	474	(90)

Income (loss) from operations	(1,711)	(243)	1,502	3,056
Interest expense and income, net	214	344	1,127	1,444
Expenses related to predecessor companies	—	43	(5)	358

Income (loss) before income taxes	(1,925)	(630)	380	1,254
Income tax expense (benefit)	(1,044)	(320)	(1,001)	(486)

Income (loss) from continuing operations	(881)	(310)	1,381	1,740
Loss on discontinued operations, net of tax	1,113	212	2,939	1,989

Net loss	$(1,994)	$(522)	$(1,558)	$(249)

Basic income (loss) per share
Income (loss) from continuing operations	$(0.07)	$(0.02)	$0.11	$0.14
Loss on discontinued operations, net of tax	$(0.08)	$(0.02)	$(0.23)	$(0.16)
Net loss	$(0.15)	$(0.04)	$(0.12)	$(0.02)
Diluted income (loss) per share
Income (loss) from continuing operations	$(0.07)	$(0.02)	$0.10	$0.13
Loss on discontinued operations, net of tax	$(0.08)	$(0.02)	$(0.22)	$(0.15)
Net loss	$(0.15)	$(0.04)	$(0.12)	$(0.02)
Basic weighted average shares outstanding	13,199	12,981	13,151	12,887
Diluted weighted average shares outstanding	13,199	12,981	13,213	13,118

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information

(Stated as a percentage of restaurant sales)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Store weeks	650	640	2,600	2,529
Average weekly sales	76,702	81,716	80,386	84,092
Product costs	28.7%	28.6%	28.2%	28.4%
Labor costs	33.1%	32.5%	31.9%	31.8%
Other operating expenses	16.7%	15.6%	15.6%	14.7%
Occupancy	10.7%	10.0%	10.1%	9.6%
Pre-opening expenses	0.0%	0.7%	0.1%	0.6%

Total cost of sales and operating expenses	89.2%	87.4%	85.9%	85.1%
Depreciation and amortization	5.2%	5.1%	5.2%	5.1%
Total cost of sales, operating expenses and depreciation and amortization	94.4%	92.5%	91.1%	90.2%

General and administrative expense (Stated as a percentage of revenue)	8.4%	8.1%	7.0%	6.5%

Champps Entertainment, Inc.

Selected Balance Sheet Information

(In thousands)

(Unaudited)

	July 2, 2006	July 3, 2005
Cash and cash equivalents	$9,449	$2,702
Current assets	24,869	17,053
Total assets	136,702	137,311
Current liabilities	13,377	14,667
Debt	14,707	14,649
Total shareholders’ equity	76,728	76,061

Champps Entertainment, Inc.

Selected Cash Flow Information

(In thousands)

(Unaudited)

	Fiscal Year Ended
	July 2, 2006	July 3, 2005
Net cash provided by operating activities	$13,824	$19,634
Net cash used in investing activities	(7,619)	(15,792)
Net cash provided by (used in) financing activities	542	(2,589)

Net change in cash and cash equivalents	$6,747	$1,253